Exhibit 4(h)
                                    TERM NOTE

$__________                                                     October 25, 1995
                                                                Phoenix, Arizona

         FOR VALUE RECEIVED, TRACER Design, Inc. (the "Maker), an Arizona corporation, promises to pay to the order of ____________________________ (collectively, the "Holder," which term shall also include subsequent holders and other assignees of this Note) at Phoenix, Arizona, or at such other place as Holder may from time to time designate in writing, the principal sum of $______________ (______________________ Dollars) in immediately available funds, together with interest in arrears as hereinafter provided on the unpaid principal balance, from the date of this Note until such principal balance is paid in full.

         The principal amount of this Note shall bear interest at fifteen percent (15%) per annum. Interest as herein provided shall be computed on a daily basis and calculated on the basis of a 365- day year for the actual number of days elapsed. Interest shall be simple, and not compounded, throughout the term of this Note.

         The entire indebtedness (principal and interest) evidenced by this Note, if not sooner paid, shall be due and payable in full on October 25, 1996.

         Maker shall have the right to prepay the principal balance of this Note in full or in part at any time without penalty or premium.

         If any of the following events takes place (each, an "Event of Default"), Holder at its option may declare all principal and interest then remaining unpaid and all other amounts payable under this Note immediately due and payable:

         (i) Maker fails to pay principal of or interest on this Note when such payment is due, and such nonpayment continues for a period of five business days; or

         (ii) A receiver, liquidator or trustee of Maker or any substantial part of Maker's assets or properties is appointed by a court order and such appointment remains in effect for 60 days; or

         (iii)    Maker is adjudicated bankrupt or insolvent; or

         (iv) Any of Maker's property is sequestered by or in consequence of a court order and such order remains in effect for more than 60 days; or

         (v)      Maker files a petition  in  voluntary  bankruptcy  or requests
                  reorganization   under  any   provision  of  any   bankruptcy,
                  reorganization or insolvency law or consents to the filing of any petition against him under any such law; or,
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         (vi)     Maker makes a formal or informal  general  assignment  for the benefit of his creditors, or admits in writing his inability to pay debts generally when they become due, or consents to the appointment of a receiver or liquidator of Maker or of all or any part of his property.

         If an Event of Default occurs and is continuing and Holder incurs costs or expenses in connection with its collection of the principal of or interest on this Note, such reasonable costs and expenses shall be paid by Maker and constitute part of the indebtedness evidenced by this Note.

         Presentment, demand, notice of dishonor, and protest are waived by Maker. No delay by Holder in exercising any of the rights it may have hereunder shall operate as a waiver of any of the rights Holder may have, and any waiver granted for one occasion shall not operate as a waiver of any subsequent default.

         All rights and remedies existing under this Note are cumulative and in addition to, and not exclusive of, any rights or remedies otherwise available.

         This Note shall be governed by and construed in accordance with the laws of the United States and the State of Arizona, without regard to such of those laws as govern the choice of law or mandate reliance upon laws foreign to such State.

         This Note shall be binding upon and enforceable against Maker's heirs, personal representatives and assigns, and shall inure to the benefit of and be enforceable by Holder's heirs, personal representatives, successors and assigns.

         When used in this Note, the term "business day" means any day other than a Saturday, Sunday or other day on which Arizona-based banks are authorized or required to be closed for the transaction of business under any applicable law or administrative order.

         In consideration for value received under this Note, Maker is simultaneously granting to Holder a warrant to purchase from Maker up to _______________ shares of common stock of Maker, on the terms and conditions of the certain Loan and Warrant Purchase Agreement of even date herewith.

                                      TRACER DESIGN, INC.


                                      By ______________________________________
                                         Its President

                                                             "Maker"
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Schedule to Exhibit 4(h) - Form of Term Note, dated October 25, 1995.

List of Holders and Principal Amounts of Term Notes:

October 25, 1995 Loan and Warrant Purchase Agreement, Term Note and Warrants

Purchaser                              Principal of Loan Under Term Note
---------                              ---------------------------------
Thomas Lescault                        $10,000
Terrance Morris                        $5,000
Douglas and Susan Greenwood            $10,000
Pickwick Group LLC                     $5,000
Geoffrey Herter                        $10,000
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